Exhibit 99.1

Arcimoto Announces Full Year 2021 Financial Results and Provides Corporate Update

EUGENE, Ore., March 31, 2022 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles for moving people and stuff, today provided a corporate update and announced financial results for the fiscal year ended December 31, 2021.

Arcimoto will host a stakeholder and analyst webinar at 2:00 p.m. PDT to discuss the company’s results and progress toward mass production. The webinar will include an analyst panel followed by an investor Q&A powered by Say. To view the webcast, use the link below:

Arcimoto, Inc. Full Year 2021 Corporate Update

Date: Thursday, March 31

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us06web.zoom.us/webinar/register/WN_gC6U0PuRRCmHAz0lrN17Mg

2021 and Recent Company Highlights

●	Vehicle Sales and Production
○	Sold a record 190 new and 2 pre-owned customer vehicles in 2021.
○	Despite widespread supply chain challenges, year-over-year unit production output nearly tripled to 331 vehicles, and customer deliveries nearly doubled over 2020 levels.
○	Acquired, renovated and launched operations at new manufacturing plant, the RAMP, a 250,000-square-foot facility on more than 10 acres, designed for mass production of the Company’s EVs. At full capacity, the RAMP is expected to have a production capacity of 50,000 vehicles per year.
○	Doubled the number of open states for Arcimoto sales, adding Florida, Nevada, and Arizona to the original West Coast launch states of California, Oregon, and Washington.

●	Rental and Rideshare
○	Opened the first Company-owned rental operations in San Diego and Eugene, with more destinations planned in 2022.
○	New rental partner programs were initiated in Florida, Washington, and Turks and Caicos Islands.
○	Launched REEFDrive, a new zero-emission vehicle-sharing program in Santa Monica, CA, in collaboration with REEF, the largest operator of mobility, logistics hubs, and delivery restaurants in North America.

●	Innovation
○	Unveiled three new electric vehicles based on the Arcimoto Platform:
■	The Flatbed rightsized electric pickup truck for general fleet utility; and
■	The Roadster, designed to be the ultimate on-road fun machine; and
■	The Smokejumper, an Arcimoto Flatbed upfitted with a high-pressure pump and nozzle system designed to arrive first on the scene with enough fire suppression power to extinguish small fires before they have a chance to grow.
○	Unveiled new torque vectoring technology that will improve handling of future Arcimoto vehicles and lay the foundation for driverless Arcimotos.
○	Acquired Tilting Motor Works in early 2021 and later launched a collaboration with Lightning Motorcycles to develop the fastest tilting three-wheel motorcycle in the world—gas or electric—using the patented Tilting Motor Works TRiO tilting trike technology.
○	Demonstrated the Faction D1, a next-generation driverless delivery vehicle with the potential to dramatically reduce the cost of last-mile logistics for delivery.
○	Unveiled the Mean Lean Machine (MLM), a radically new high-performance e-trike designed with Arcimoto’s patented three-wheeled tilting technology, currently available for preorder.

●	Sustainability Initiatives and Partnerships
○	Joined SoCal Tech Bridge’s Project Vesta, a multi-company, multi-platform approach to fighting fires powered by AI, 5G, and ultra-efficient vehicles.
○	Launched a battery recycling partnership with Redivivus to pioneer a new hydrometallurgical process that is better for the planet than conventional battery processing solutions.
○	Partnered with the University of Central Florida on the Future Cities Initiative to study new models of sustainable transportation and their place in the smart cities of the future.
○	Entered into pilot test programs with Virginia Clean Cities, Tennessee Clean Fuels and Drive Electric Tennessee, and the City of Encinitas; launched a partner pilot program with Directed Technologies to introduce Arcimoto vehicles to the Australian market for local and last-mile delivery.

Management Commentary

“Looking back, 2021 was the most transformative year in Arcimoto’s history,” said Mark Frohnmayer, Arcimoto Founder and CEO. “ We accelerated our pace of innovation and moved forward expeditiously on the many fronts critical for the company’s growth and the achievement of our mission. This included groundbreaking development work on core EV technologies to make our vehicles perform better and be more affordable for the wide market when built at scale; the acquisition and renovation of the RAMP; doubling the number of open states for Arcimoto sales by adding Florida, Nevada, and Arizona to our original West Coast launch states, with Hawaii and New York planned to open soon. Despite major supply chain challenges, we more than tripled year-over-year unit production output and almost doubled customer deliveries while simultaneously staging for significant deployment into the growth of our rental-first in-market experience model.

“The list goes on. We unveiled the Flatbed, and demonstrated the first-ever driverless FUV, a technology with the potential to dramatically reduce the cost of last-mile logistics for delivery and rideshare. We launched our first foray into shared mobility, with REEFDrive in Santa Monica. We expanded our rental footprint to seven total locations, with even more rental shops and destinations slated to begin rental operations this year, a key pillar to our market growth strategy. We entered into a new battery recycling partnership with Redivivus, developers of technology we believe will be more environmentally friendly and cost-effective compared to other approaches. And we launched the Ride of the Arconauts, an ongoing roadshow designed to introduce the Arcimoto family of rightsized EVs to the country.

“Finally, Arcimoto recently unveiled an entirely new micromobility platform targeting the burgeoning e-bike market, that features the patented three-wheel technology acquired with Tilting Motor Works. The first product prototype on that platform, the Mean Lean Machine, is expected to go into production later this year.

“Our mission has never been more critical. Transportation continues to be the leading cause of harmful emissions that contribute to climate change as well as health problems around the globe, and we all feel the effects of more and more erratic weather patterns, from superstorms and heat domes to an unprecedented and ongoing worldwide string of devastating wildfires. The IPCC’s ‘Code Red’ impels our sense of extreme urgency. We are pushing every day, as we continue to accelerate our pace of innovation and production, to bring new ultra-efficient mobility solutions to the world. This is the challenge of our generation, and the time is now.”

Full Year 2021 Financial Results

Total revenues in 2021 were up 102% to approximately $4.4 million as compared to approximately $2.2 million in 2020. Sources of revenue in 2021 were approximately $4 million from the sale of vehicles, approximately $262,000 from the sale of TRiO kits, approximately $76,000 from rental income, and approximately $55,000 from service, merchandise, and other revenue. The increased revenue in 2021 was largely driven by the sale of 192 Arcimoto FUVs, an increase of 98% over the prior year, despite supply chain interruptions due to COVID-19.

In 2021 the Company incurred a net loss of $47.6 million, or ($1.30) per share, versus a net loss of $18.1 million, or ($0.63) per share in 2020. Expense increased in 2021 as the Company increased manufacturing capacity by 183% year over year and hired 117 new employees, an increase of 88% over 2020. Also, included in the net loss is a goodwill impairment charge of approximately $6.8 million or the equivalent of ($0.19) per share.

The Company had $17.0 million in cash and cash equivalents as of December 31, 2021, compared to $39.5 million cash and cash equivalents as of December 31, 2020. Total assets increased by $11.1 million to a total of $64.4 million.

For our most recent stakeholder update, check out our RAMP IT UP presentation from February 22, 2022. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

investor@arcimoto.com

3